Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Casual Male Retail Group, Inc. Reports Second-Quarter 2012 Financial Results

Company Accelerates Roll Out of DestinationXL Concept

CANTON, Mass., August 17, 2012 — Casual Male Retail Group, Inc. (NASDAQ: CMRG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the second quarter of fiscal 2012.

Financial Highlights

•	Comparable sales increased 2.0% and total sales were essentially flat with the second quarter of fiscal 2011 at $100.5 million.

•	Gross margin was 46.4% compared with 48.4% for the prior-year quarter.

•	Effective tax rate for fiscal 2012 of approximately 40.4% compared with 9.4% for fiscal 2011 as a result of the reversal of the Company’s valuation allowance in fiscal 2011.

•

Income from continuing operations was $3.0 million, or $0.06 per diluted share, compared with $7.1 million, or $0.15 per diluted share, in the prior year. Assuming a normal tax rate of 40.0% for fiscal 2011, income from continuing operations for the second quarter of fiscal 2011 was $0.10 per diluted share.

•

Net income was $1.2 million, or $0.03 per diluted share, compared to net income of $6.6 million, or $0.14 per diluted share in the prior year’s second quarter. Assuming a normal tax rate of 40.0% for fiscal 2011, adjusted net income for the second quarter of fiscal 2011 was $0.09 per diluted share. See below for a reconciliation of these Non-GAAP measures.

Management Comments

“Based on the strong performance of our DestinationXL (DXL) stores, we are accelerating our roll-out strategy and more aggressively opening DXL stores and closing our traditional Casual Male XL locations,” said President and CEO David Levin. “We now plan to complete our roll out of 225 to 250 DXL stores by the end of fiscal 2015. To support the transition to DXL, we are undergoing a paradigm shift in our approach to improve awareness of DXL and fully capitalize on the concept. Of course, the accelerated investment in DXL will affect our bottom line and cash flow during this three year transition, but our projections, which are based on current economic conditions, suggest that this investment is expected to enhance revenues significantly and produce double digit operating margins for the longer term. Our financial modeling, based upon what has been learned to date, indicates that at the end of the three year accelerated investment period in the DXL concept, the Company’s sales in fiscal 2016 should exceed $600 million with operating margins in excess of 10%. In addition, we expect that the three-year $150 million investment in the DXL roll out will be funded completely from operating cash flow.”

“This year, we have opened 13 new DXL stores and are on schedule to have 51 DXL stores operating by year end,” said Levin. “The DXL concept is more attractive to a wider customer audience due to the expansive private label and name-brand apparel selection, a broader range of sizes for the end-of-rack customer, and an appealing shopping environment. Average dollars per transaction at DXL stores is currently 41% higher than the average Casual Male XL purchase, which provides us an opportunity to capture greater wallet share and improve operating margins. We look forward to capitalizing on this exciting opportunity.”

Second-Quarter Fiscal 2012 Results

Sales

For the second quarter of fiscal 2012, total sales were $100.5 million compared with $100.4 million in the second quarter of fiscal 2011. Comparable sales for the second quarter increased 2.0% when compared with the same period of the prior year. On a comparable basis, sales from the retail business increased 1.6% while the U.S. direct business increased 3.4%. The increase in the retail business of 1.6% was primarily driven by the new DXL stores. Same store DXL sales were 17.1% for the second quarter of 2012.

Gross Profit Margin

For the second quarter of fiscal 2012, gross margin, inclusive of occupancy costs, was 46.4% compared with gross margin of 48.4% for the second quarter of fiscal 2011. The decrease of 200 basis points was the result of a decrease of 120 basis points in merchandise margins plus an increase of 80 basis points in occupancy costs. Merchandise margin was negatively affected during the second quarter of fiscal 2012 by an increase in promotional activities incurred in connection with a May promotional event. On a dollar basis, occupancy costs for the second quarter of fiscal 2012 increased 5.3% over the prior year. This increase is largely due to the timing of the 13 DXL store openings and the associated pre-opening occupancy costs incurred.

SG&A

SG&A expenses for the second quarter of fiscal 2012 were 37.4% of sales compared with 37.5% of sales for the second quarter of fiscal 2011. On a dollar basis, SG&A expenses of $37.6 million for the second quarter of fiscal 2012 were flat with the prior-year quarter.

Depreciation and Amortization

Depreciation and amortization for the second quarter of fiscal 2012 grew to $3.7 million from $3.0 million for the second quarter of fiscal 2011 due to increased amortization of approximately $0.5 million for the Company’s “Casual Male” trademark.

Income Taxes

As a result of its valuation allowance being substantially reversed in the fourth quarter of fiscal 2011, the Company has returned to a normal tax provision for fiscal 2012. Accordingly, for the six months of fiscal 2012, the effective tax rate was 40.4% compared with 9.4% for the six months of fiscal 2011. The effective tax rate for the second quarter of fiscal 2011 was reduced from the statutory rate due to the utilization of fully reserved NOL carryforwards.

Discontinued Operations

During the second quarter of fiscal 2012, the Company completed the closure of its European Web stores, which was previously announced at the end of fiscal 2011, and paid an early termination fee of $1.1 million associated with exiting this business. The operating results for the European Direct business has been reclassified to discontinued operations for all periods presented.

Cash Flow

Cash flow from operations was $10.8 million for the first six months of fiscal 2012 compared with $18.2 million for the first six months of fiscal 2011. Free cash flow from operations (as defined below under Non-GAAP Measures) decreased by $14.1 million from $13.4 million for the first six months of fiscal 2011 to $(0.7) million for the first six months of fiscal 2012, largely due to the increase in capital expenditures associated with the 13 new DXL store openings.

Balance Sheet & Liquidity

At July 28, 2012, the Company had cash and cash equivalents of $9.8 million, no outstanding debt and full availability under its credit facility of $75 million.

At July 28, 2012, inventory was $103.6 million compared with $104.2 million at the end of fiscal 2011 and $95.0 million at the end of second quarter of fiscal 2011. While inventory dollars increased 9.1% from July 30, 2011 as a result of cost increases and shifting product mix, units decreased by 4%. Unit inventories in branded product have increased by approximately 35% over the prior year to support the DXL store product assortments.

Retail Store Information

	Year End 2011		First Half 2012		Year End 2012E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	399	1,396	350	1,227
DestinationXL	16	159	29	298	51	508
Rochester Clothing	14	122	13	118	12	108
Total	450	1,777	441	1,812	413	1,843

Fiscal 2012 Outlook

Due to the sluggish consumer spending environment and the sales erosion at Casual Male XL stores due to the new DXL stores, the Company has revised its guidance for the fiscal year ending February 2, 2013 as follows:

•	Comparable sales increase of 3.0% to 4.0% and total sales of $405.5 million to $410.0 million.

•	Gross profit margin is expected to be flat to up by 75 basis points from 2011 to a range of 46.2% to 47%.

•

SG&A costs are expected to increase by $2.2 million to $5.2 million to a range of $155 million to $158 million, primarily due to the additional store payroll and advertising costs associated with the planned DXL store openings and expected bonus accruals. Included in this increase is approximately $2.5 million for the additional 53rd week in fiscal 2012. As a percentage of sales, SG&A expenses are expected to improve over last year by 10 to 40 basis points to between 38.0% and 38.3%.

•	Tax provision to return to a normal tax rate of approximately 40.0%.

•	Diluted earnings per share of $0.22-$0.25 from previous guidance of $0.22-$0.27.

•	Free cash flow of approximately $5.0 million, which is based on operating cash flow of approximately $40.0 million and capital expenditures of approximately $35.0 million.

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, August 17, 2012 at 9:00 a.m. ET. Those who wish to listen to the live webcast should visit the “Investors” section of the Company’s website. The live call also can be accessed by dialing: (888) 587-0612. For interested parties unable to participate live, an archived version of the webcast may be accessed by visiting the “Events & Presentations” section of the Company’s website for up to one year.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion refers to non-GAAP adjusted income from continuing operations per diluted share and adjusted diluted earnings per share (“non-GAAP” or “adjusted”). These measures should not be considered superior to or as a substitute for income from continuing operations per diluted share and diluted earnings per share derived in accordance with GAAP. The Company believes that these non-GAAP measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of these non-GAAP measures enhances an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

The above discussion also refers to free cash flow, which also is a non-GAAP measure. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.

Below are tables showing the reconciliation of all GAAP measures to non-GAAP measures.

About Casual Male Retail Group, Inc.

Casual Male Retail Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and Europe. The retailer operates DestinationXL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.casualmale.com.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, earnings expectations for fiscal 2012 and estimates for fiscal 2016, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

(In thousands, except per share data)

	For the three months ended
	July 28, 2012	July 30, 2011
Income from continuing operations, GAAP basis	$2,994	$7,133

Add back: actual tax provision recorded at 9.4%		738
Deduct: estimated income tax provision, assuming an effective rate of 40%		(3,148)

Adjusted income from continuing operations, Non-GAAP	$2,994	$4,723
Less loss from discontinued operations	$(1,756)	$(575)

Adjusted net income, Non-GAAP	$1,238	$4,148

Income from continuing operations, GAAP	$0.06	$0.15

Adjusted income from continuing operations, Non-GAAP	$0.06	$0.10
Less loss from discontinued operations	$(0.03)	$(0.01)

Adjusted net income, Non-GAAP	$0.03	$0.09

Weighted average number of common shares outstanding on a diluted basis	48,282	48,149

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the first six months ended:		Projected
(in millions)	July 28, 2012	July 30, 2011	Fiscal 2012
Cash flow from operating activities (GAAP)	$10.8	$18.2	$40.0

Less: Capital expenditures	(11.5)	(4.8)	(35.0)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (Non-GAAP)	$(0.7)	$13.4	$5.0

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Sales	$100,504	$100,445	$196,043	$195,802
Cost of goods sold including occupancy	53,867	51,787	103,803	102,351

Gross profit	46,637	48,658	92,240	93,451

Expenses:
Selling, general and administrative	37,626	37,652	75,385	74,210
Depreciation and amortization	3,744	3,008	7,434	6,060

Total expenses	41,370	40,660	82,819	80,270

Operating income	5,267	7,998	9,421	13,181

Interest expense, net	(122)	(127)	(287)	(248)

Income from continuing operations before provision for income taxes	5,145	7,871	9,134	12,933
Provision for income taxes	2,151	738	3,690	1,209

Income from continuing operations	2,994	7,133	5,444	11,724
Loss from discontinued operations, net of tax	(1,756)	(575)	(1,937)	(958)

Net income	$1,238	$6,558	$3,507	$10,766

Net income per share - basic
Income from continuing operations - basic	$0.06	$0.15	$0.11	$0.25
Loss from discontinued operations - basic	$(0.03)	$(0.01)	$(0.04)	$(0.02)
Net income - basic	$0.03	$0.14	$0.07	$0.23

Net income per share - diluted
Income from continuing operations - diluted	$0.06	$0.15	$0.11	$0.24
Loss from discontinued operations - diluted	$(0.03)	$(0.01)	$(0.04)	$(0.02)
Net income - diluted	$0.03	$0.14	$0.07	$0.22

Weighted-average number of common shares outstanding:
Basic	47,944	47,476	47,804	47,311
Diluted	48,282	48,149	48,242	48,097

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

July 28, 2012 and January 28, 2012

(In thousands)

	July 28,	January 28,
	2012	2012
ASSETS

Cash and investments	$9,770	$10,353
Inventories	103,608	104,167
Other current assets	13,173	12,452
Property and equipment, net	53,232	45,933
Intangibles	7,503	8,654
Deferred taxes	46,918	50,370
Other assets	1,753	1,792

Total assets	$235,957	$233,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$57,589	$58,847
Deferred gain on sale-leaseback	19,783	20,516
Stockholders’ equity	158,585	154,358

Total liabilities and stockholders’ equity	$235,957	$233,721